Exhibit 4.7

EXECUTION VERSION

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is dated as of July 30, 2014, between Hansen Medical, Inc., a Delaware corporation (the “Company”), and each warrantholder identified on Exhibit A hereto (each, including its successors and assigns, a “Warrantholder” and collectively, the “Warrantholders”).

WHEREAS, in connection with that certain Securities Purchase Agreement, dated as of July 30, 2013 (the “Securities Purchase Agreement”), by and among the Company and the purchasers named therein (the “Purchasers”), the Company sold to the Purchasers, including the Warrantholders, Series B Warrants to purchase shares of Common Stock, at an exercise price of $1.50 per share (the “Series B Warrants”) and Series C Warrants to purchase shares of Common Stock, at an exercise price of $2.00 per share (the “Series C Warrants”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to effect an exchange with each Warrantholder pursuant to which such Warrantholder’s Series B Warrants and Series C Warrants would be exchanged for Series B/C Exchange Warrants and Series D Warrants, and each Warrantholder, severally and not jointly, desires to exchange such Warrantholder’s Series B Warrants and Series C Warrants for Series B/C Exchange Warrants and Series D Warrants (the “Transaction”), all as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Warrantholder agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Amended and Restated IRA” means the Investor Rights Agreement, dated as of the Closing Date, among the Company, the Warrantholders and the other purchasers named therein, as amended and restated in the form of Exhibit B attached hereto.

“Auditor” shall have the meaning ascribed to such term in Section 3.11.

“Benefit Plans” shall have the meaning ascribed to such term in Section 3.3.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company” shall have the meaning ascribed to such term in the preamble.

“Disclosure Schedules” shall have the meaning ascribed to such term in ARTICLE III.

“Effective Date” means the earliest of the date that (a) a Registration Statement covering the Warrant Shares has been declared effective by the Commission, (b) all of the Warrant Shares that are Registrable Securities (as defined in the Investor Rights Agreement) have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of the Closing Date provided that a holder of Registrable Securities is not an Affiliate of the Company, all of the Registrable Securities may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions and Company counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Registrable Securities pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Except as disclosed in the SEC Reports” shall be construed to mean only those matters that are reasonably apparent and fairly disclosed in the SEC Reports (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking). For purposes of this definition, “SEC Reports” shall only include SEC Reports filed with or furnished to the Commission since January 1, 2013.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.8.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of August 8, 2013, entered into in connection with the Securities Purchase Agreement among the Company and the Purchasers.

“Legend Removal Date” shall have the meaning ascribed to such term in Section 5.1(c).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Nasdaq” means The NASDAQ Stock Market, LLC.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Warrantholders” means Oracle Partners, LP, Oracle Institutional Partners, LP and Oracle Ten Fund Master, LP (together, “Oracle”) and the Schuler Family Foundation and their respective successors and assigns.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Registration Statement” means a registration statement meeting the requirements set forth in the Amended and Restated IRA and covering the resale by the Warrantholders of the Warrant Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.7.

“Securities” means the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” shall have the meaning ascribed to such term in the preamble.

“Series B Warrants” shall have the meaning ascribed to such term in the preamble.

“Series B/C Exchange Warrants” shall have the meaning ascribed to such term in Section 2.1.

“Series C Warrants” shall have the meaning ascribed to such term in the preamble.

“Series D Warrants” shall have the meaning ascribed to such term in Section 2.1.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1 and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction” shall have the meaning ascribed to such term in the preamble.

“Transaction Documents” means this Agreement, the Warrants, the Amended and Restated IRA, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 330 N. Brand Blvd., Suite 701, Glendale, California 91203-2389 and a telephone number of (732) 512-3172, and any successor transfer agent of the Company.

“Warrantholder Party” shall have the meaning ascribed to such term in Section 5.7.

“Warrantholders” shall have the meaning ascribed to such term in the preamble.

“Warrant Shares” shall have the meaning ascribed to such term in Section 2.1.

“Warrants” shall have the meaning ascribed to such term in Section 2.1.

ARTICLE II.

EXCHANGE AND CANCELLATION

2.1 Exchange and Cancellation. Upon the terms and subject to the conditions set forth in this Agreement, the Warrantholders shall, severally and not jointly, surrender to the Company for cancellation the Warrantholders’ Series B Warrants and Series C Warrants in the amounts set forth opposite their respective names on Exhibit A hereto, and in exchange for such surrendered Series B Warrants and Series C Warrants, the Company shall cancel the surrendered Series B Warrants and Series C Warrants and issue to the Warrantholders: 26,728,369 warrants (the “Exchange Warrants”) to purchase an aggregate of 26,728,369 shares of Common Stock (the “Warrant Shares”) in the amounts set forth opposite their respective names on Exhibit A hereto, at a price per Warrant of $1.13 (the “Purchase Price”). The Exchange Warrants shall be comprised of two tranches as follows: (a) Series B/C Exchange Warrants (“Series B/C Exchange Warrants”) exercisable for an aggregate of 20,442,346 shares of Common Stock, with an exercise price equal to the Purchase Price and; (b) Series D Warrants (“Series D Warrants”) exercisable for an aggregate of 6,286,023 shares of Common Stock, with an exercise price equal to the Purchase Price. Upon delivery of a Warrantholder’s Series B Warrants and Series C Warrants to the Company, such Series B Warrants and Series C Warrants shall be cancelled and terminated and such Warrantholder shall have no further rights in such Series B Warrants or Series C Warrants.

2.2 Closing. In exchange for the Series B Warrants and Series C Warrants surrendered by the Warrantholders, the Company agrees to issue the Exchange Warrants to the Warrantholders and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Warrantholders agree, severally and not jointly, to surrender their respective Series B Warrants and Series C Warrants which shall be cancelled in exchange for the Exchange Warrants to be issued by the Company. The closing of the exchange of the Exchange Warrants for the surrendered Series B Warrants and Series C Warrants (the “Closing”) shall take place at the offices of Sidley Austin LLP, located at 555 California Street, 20th Floor, San Francisco, California 94104, three Business Days following the satisfaction or waiver of the conditions set forth in Section 2.4, or at such other time and place or on such date as the Principal Warrantholders and the Company may agree upon (such date is hereinafter referred to as the “Closing Date”).

2.3 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Warrantholder the following:

(i) this Agreement duly executed by the Company;

(ii) the Amended and Restated IRA duly executed by the Company;

(iii) Exchange Warrants in the applicable series, substantially in the form attached hereto as Exhibit C and Exhibit D, registered in the name of such Warrantholder to purchase up to a number of shares of Common Stock set forth opposite their respective names on Exhibit A hereto (such Warrant certificates to be delivered as promptly as practicable after the Closing Date but in no event more than three Trading Days after the Closing Date);

(iv) the Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer and its Interim Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (i), (ii), (iv), (v), (vi) and (vii) of Section 2.4(b);

(v) the Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Exchange Warrants and the issuance of the Warrant Shares, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company; and

(vi) evidence reasonably satisfactory to the Principal Warrantholders of the approval by Nasdaq of the Company’s Notification Form: Listing of Additional Shares pertaining to, among other things, the issuance of the Securities pursuant to this Agreement.

(b) On or prior to the Closing Date, each Warrantholder shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Warrantholder;

(ii) the Amended and Restated IRA duly executed by such Warrantholder; and

(iii) such Warrantholder’s Series B Warrants and Series C Warrants.

2.4 Closing Conditions.

(a) The obligations of the Company hereunder with respect to any Warrantholder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of such Warrantholder contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of such Warrantholder required to be performed at or prior to the Closing Date shall have been performed in all material respects; and

(iii) the delivery by such Warrantholder of the items set forth in Section 2.3(b) of this Agreement.

(b) The respective obligations of the Warrantholders hereunder in connection with the Closing are subject to the following conditions being met:

(i) the representations and warranties made by the Company in ARTICLE III hereof qualified as to materiality shall be true and correct as of the date hereof and the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in ARTICLE III hereof not qualified as to materiality shall be true and correct in all material respects as of the date hereof and the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date, whether under this Agreement or the other Transaction Documents, shall have been performed in all material respects;

(iii) the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement;

(iv) the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, all of which shall be in full force and effect, except for such that could not reasonably be expected to have a Material Adverse Effect;

(v) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents;

(vi) no stop order or suspension of trading shall have been imposed by Nasdaq, the Commission or any other governmental or regulatory body with respect to public trading in the Common Stock; and

(vii) there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Warrantholders that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 3.1 hereto.

3.2 Authorization; Enforcement. The Company has all corporate right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of the Transaction Documents by the Company, the authorization, exchange, issuance and delivery of the Securities contemplated herein and the performance of the Company’s obligations hereunder and thereunder has been taken. The Transaction Documents have been (or upon delivery will have been) duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3 Capitalization. Schedule 3.3 sets forth as of the date hereof (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim, except the issued and outstanding capital stock, membership units or other securities owned or held of record by the Company in its Subsidiaries have been pledged as collateral under the Amended and Restated Loan and Security Agreement, dated August 23, 2013, by and among the Company, White Oak Global Advisors, LLC and each lender identified therein. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 3.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement and shares issued to officers, directors, employees, and consultants pursuant to employee benefit plans (“Benefit Plans”) as disclosed in the SEC Reports; and, neither the Company nor any of its Subsidiaries has any commitments for the issuance of any equity securities of any kind, other than in connection with this Agreement. Except as described on Schedule 3.3 and except for the Investor Rights Agreement (and as of the Closing Date, the Amended and Restated IRA) and Benefit Plans, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 3.3 and except as provided in the Investor Rights Agreement (and as of the Closing Date, the Amended and Restated IRA), no Person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. Except as described on Schedule 3.3, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.4 Issuance; Reservation of Warrant Shares. The issuance of the Exchange Warrants has been duly and validly authorized by all necessary corporate and stockholder action, and the Warrant Shares, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances (other than as provided in the Transaction Documents). The Company has reserved, and will reserve, at all times that the Exchange Warrants remain outstanding, such number of shares of Common Stock sufficient to enable the full exercise of the then outstanding Warrants.

3.5 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and exchange of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Warrantholders through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) except for any such conflict, breach, violation or default that would not reasonably be expected to have a Material Adverse Effect, any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

3.6 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than filings that have been made, or will be made, or consents that have been obtained, or will be obtained, pursuant to the rules and regulations of Nasdaq, applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file or obtain within the applicable time periods.

3.7 SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2013 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not received any letters of comment from the staff of the Commission that have not been satisfactorily resolved as of the date hereof.

3.8 Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.9 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to have a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or changed its principal registered public accounting firm, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities, except pursuant to existing Company equity compensation plans. The Company does not have pending before the Commission any request for confidential treatment of information.

3.10 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Reports, the Company’s internal control over financial reporting is effective and none of the Company, the Board of Directors and audit committee is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls; and since the end of the latest audited fiscal year, there has been no change in the Company’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Board of Directors has, subject to the exceptions, cure periods and the phase in periods specified in the applicable stock exchange rules (“Exchange Rules”), validly appointed an audit committee to oversee internal accounting controls whose composition satisfies the applicable requirements of the Exchange Rules and the Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of the Exchange Rules. The Board of Directors has validly appointed an audit committee whose composition satisfies the applicable requirements of Rule 5605(c)(2) of the Nasdaq Listing Standards (the “Nasdaq Rules”) and the Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of Rule 5605(c)(1) of the Nasdaq Rules. Neither the Board of Directors nor the audit committee has been informed, nor is any director of the Company aware, of (A) any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weakness in the Company’s internal controls; or (B) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, except as described in the SEC Reports which is required to be described in the SEC Reports. The Company has not, directly or indirectly, extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers in violation of applicable laws, including Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Company is made known to the principal executive officer and the principal financial officer. The Company has utilized such controls and procedures in preparing and evaluating the disclosures in the SEC Reports.

3.11 Accountant. To the Company’s knowledge, Deloitte & Touche LLP (the “Auditor”), which has expressed its opinion with respect to the Company’s financial statements as of December 31, 2013 and 2012, respectively, and included in the SEC Reports (including the related notes), is “independent” with respect to the Company within the meaning of Regulation S-X promulgated by the Commission and has been “independent” within such meaning at all times since its engagement by the Company. The Company has made such disclosure of non-audit services performed by the Auditors in its proxy statements with respect to its annual meetings of its stockholders as is required under the Exchange Act, Securities Act and the rules and regulations of the Commission promulgated thereunder, and all such non-audit services have been approved in advance by the audit committee of the Board of Directors. To the knowledge of the Company, the Auditor is a registered public accounting firm as required by the Securities Act and the Sarbanes-Oxley Act of 2002 and the corresponding rules and regulations of the Commission promulgated thereunder.

3.12 Compliance with Nasdaq Continued Listing Requirements. The Company is, and has no reason to believe that it will not, upon the issuance of the Securities hereunder, continue to be, in compliance with the listing and maintenance requirements for continued listing on Nasdaq. Assuming the representations and warranties of the Warrantholders set forth in Section 4.2 are true and correct in all material respects, the consummation of the transactions contemplated by the Transaction Documents does not contravene the rules and regulations of Nasdaq. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.

3.13 Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that would prevent the Warrantholders or the Company from fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Warrantholders’ ownership of the Securities and exercise in full of the Warrants.

3.14 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Warrantholders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.15 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer of any of the Securities.

3.16 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the Securities Act.

3.17 Private Placement. Assuming the accuracy of the Warrantholders’ representations and warranties set forth in ARTICLE IV, no registration under the Securities Act is required for the offer and exchange of the Securities by the Company to the Warrantholders as contemplated hereby.

3.18 Form S-3 Eligibility. The Company is eligible to register the resale of the Securities for resale by the Warrantholder on Form S-3 promulgated under the Securities Act.

3.19 Investment Company. The Company is not and, after giving effect to the offering of the Securities, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

3.20 Foreign Corrupt Practices. Neither the Company, any of its Subsidiaries, nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its Subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the FCPA; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.21 Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the offering or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting the exchange by the Warrantholders of the Series B Warrants and Series C Warrants for any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.22 Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the SEC Reports or any certificate or other document furnished or to be furnished to the Warrantholders pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE WARRANTHOLDERS

Each Warrantholder, for itself and for no other Warrantholder, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

4.1 Organization; Authority. Such Warrantholder is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Warrantholder of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Warrantholder. Each Transaction Document to which it is a party has been duly executed by such Warrantholder, and when delivered by such Warrantholder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Warrantholder, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.2 Warrantholder Status. At the time such Warrantholder was offered the Securities, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501 under the Securities Act. Such Warrantholder is not a broker-dealer registered under Section 15 of the Exchange Act. Each Warrantholder is acting alone in its determination as to whether to invest in the Securities. Each such Warrantholder is not party to any voting agreements or similar arrangements with respect to the Securities, except the Investor Rights Agreement (and as of the Closing Date, the Amended and Restated IRA). Each such Warrantholder is not a member of a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of the Securities, provided, that (i) Jack W. Schuler and the Schuler Family Foundation may be viewed as a group and (ii) Oracle Partners, LP, Oracle Ten Fund Master, LP, Oracle Institutional Partners, LP and Larry Feinberg may be viewed as a group.

4.3 General Solicitation. Such Warrantholder is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.4 Received Entirely for Own Account. The Securities to be received by such Warrantholder hereunder will be acquired for such Warrantholder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Warrantholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Warrantholder’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Warrantholder to hold the Securities for any period of time.

4.5 Experience of Such Warrantholder. Such Warrantholder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Warrantholder is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

4.6 Disclosure of Information. Such Warrantholder has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Warrantholder acknowledges receipt of copies of the SEC Reports. Neither such inquiries nor any other due diligence investigation conducted by such Warrantholder shall modify, limit or otherwise affect such Warrantholder’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.7 Restricted Securities. Such Warrantholder understands that the Securities are “restricted securities” and have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement in compliance with Section 5 under the Securities Act and (ii) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

4.8 Commissions. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or a Warrantholder for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Warrantholder.

The Company acknowledges and agrees that the representations contained in ARTICLE IV shall not modify, amend or affect such Warrantholder’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE V.

OTHER AGREEMENTS OF THE PARTIES

5.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement under the Securities Act or Rule 144, to the Company or to an Affiliate of a Warrantholder or in connection with a pledge as contemplated in Section 5.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b) The Warrantholders agree to the imprinting, so long as is required by this Section 5.1, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

(c) Certificates evidencing the Warrant Shares shall not contain any legend (including the legend set forth in Section 5.1(b) hereof), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Warrant Shares pursuant to Rule 144, (iii) if such Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 5.1(c), it will, no later than three Trading Days following the delivery by a Warrantholder to the Company or the Transfer Agent of a certificate representing Warrant Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Warrantholder a certificate representing such Warrant Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 5.1. Certificates for Warrant Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Warrantholder by crediting the account of the Warrantholder’s prime broker with the Depository Trust Company System as directed by such Warrantholder.

5.2 Furnishing of Information; Public Information. Until the earliest of the time that (i) no Warrantholder owns Securities or (ii) the Exchange Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

5.3 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer of the Securities in a manner that would require the registration under the Securities Act of the offer of the Securities or that would be integrated with the offer of the Securities for purposes of the rules and regulations of Nasdaq such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction. The Warrantholders shall take no action to become a group such that any transactions contemplated by this Agreement would require shareholder approval prior to Closing.

5.4 Securities Laws Disclosure. The Company shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. The Company shall consult with the Principal Warrantholders in issuing any press releases with respect to the transactions contemplated hereby, and the Company shall not issue any such press release nor otherwise make any such public statement without the prior consent of the Principal Warrantholders (which consent shall not unreasonably be withheld or delayed) or, with respect to the public disclosure of the identity of any Warrantholder, the prior consent of such Warrantholder, except if such disclosure is required by law or the rules of the Trading Market upon which the Company securities are then traded.

5.5 Shareholder Rights Plan. Solely to the extent that it would impair the ability of any Warrantholder to receive Securities under the Transaction Documents, no claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Warrantholder is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Warrantholder could be deemed to trigger the provisions of any such plan or arrangement.

5.6 Use of Proceeds. The Company shall use the net proceeds from the exercise of the Series B/C Exchange Warrants and the net proceeds from the exercise of the Series D Warrants, if any, for funding operations or for working capital or other general corporate purposes.

5.7 Indemnification of Warrantholders. Subject to the provisions of this Section 5.7, the Company will indemnify and hold each Warrantholder and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Warrantholder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Warrantholder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Warrantholder Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Warrantholder Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Warrantholder Parties, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Warrantholder Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Warrantholder Parties may have with any such stockholder or any violations by such Warrantholder Parties of state or federal securities laws or any conduct by such Warrantholder Parties which constitutes fraud, gross negligence, willful misconduct or malfeasance of such Warrantholder Party). If any action shall be brought against any Warrantholder Party in respect of which indemnity may be sought pursuant to this Agreement, such Warrantholder Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Warrantholder Party. Any Warrantholder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Warrantholder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Warrantholder Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Warrantholder Party under this Agreement (y) for any settlement by a Warrantholder Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Warrantholder Party’s breach of any of the representations, warranties, covenants or agreements made by such Warrantholder Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 5.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Warrantholder Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

5.8 Reservation of Common Stock. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Warrant Shares pursuant to any exercise of the Warrants.

5.9 Listing of Common Stock. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Warrant Shares, and will take such other action as is necessary to cause all of the Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing or quotation and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Warrantholders and the Company agree to cooperate in good faith, if necessary, to restructure the transactions contemplated by the Transaction Documents such that they do not contravene the rules and regulations of Nasdaq; provided, however, that such restructuring does not impact the economic interests of the Warrantholders contemplated by the Transaction Documents. Each Warrantholder agrees to provide information reasonably requested by the Company to comply with this Section 5.9 and Section 3.13.

5.10 Equal Treatment of Warrantholders. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Warrantholder by the Company and negotiated separately by each Warrantholder, and is intended for the Company to treat the Warrantholders as a class and shall not in any way be construed as the Warrantholders acting in concert or as a group with respect to the offering, disposition or voting of Securities or otherwise.

5.11 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Warrantholder. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, offer to the Warrantholders at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Warrantholder. Each Warrantholder shall provide any information reasonably requested by the Company to comply with Section 5.11.

5.12 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Warrantholder and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

5.13 Waiver of Notice Requirements and Acknowledgement. Each Warrantholder waives any notice requirements under the Series B Warrants, the Series C Warrants and the Investor Rights Agreement with respect to the Transaction and acknowledges that he, she or it has received and reviewed the Regulation D, Rule 506 Disclosure included in the notice sent by the Company to Warrantholders on July 23, 2014.

5.14 Other Actions. Except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms hereof, the Company and the Warrantholders shall not, and shall not permit any of their respective Affiliates to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

ARTICLE VI.

TERMINATION

6.1 Termination. The obligations of the Company, on the one hand, and the Warrantholders, on the other hand, to effect the Closing shall terminate as follows:

(a) Upon the mutual written consent of the Company and the Warrantholders;

(b) By the Company if any of the conditions set forth in Section 2.4(a) shall have become incapable of fulfillment, and shall not have been waived by the Company;

(c) By a Warrantholder (with respect to itself only) if any of the conditions set forth in Section 2.4(b) shall have become incapable of fulfillment, and shall not have been waived by such Warrantholder; or

(d) By either the Company or any Warrantholder (with respect to itself only) if the Closing has not occurred on or prior to September 15, 2014; provided, however, that the Principal Warrantholders may, in their sole discretion, extend such date to January 15, 2015 in the event shareholder approval is required;

provided, however, that, except in the case of clause (a) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

6.2 Notice of Termination; Effect of Termination. In the event of termination by the Company or any Warrantholder of its obligations to effect the Closing pursuant to this ARTICLE VI, written notice thereof shall forthwith be given to the other Warrantholders by the Company and the other Warrantholders shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Warrantholders. Nothing in this ARTICLE VI shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

ARTICLE VII.

MISCELLANEOUS

7.1 Fees and Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of Willkie Farr & Gallagher LLP not to exceed $40,000, regardless of whether the transactions contemplated hereby are consummated; it being understood that Willkie Farr & Gallagher LLP has only rendered legal advice to Oracle and not to the Company or any other Warrantholder in connection with the transactions contemplated hereby, and that each of the Company and each Warrantholder has relied for such matters on the advice of its own respective counsel. Such expenses shall be paid upon demand. The Company shall reimburse the Warrantholders upon demand for all reasonable out-of-pocket expenses incurred by the Warrantholders, but other than as set forth above in this Section 7.1 relating to Willkie Farr & Gallagher LLP, shall not reimburse for attorney’s fees.

7.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(i) if to the Company, to Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 (facsimile: 650-404-5901), Attention: Chief Financial Officer, with a copy to Sidley Austin LLP, 555 California Street, 20th Floor, San Francisco, California 94104, (facsimile: 415-772-7400), Attention: Sharon R. Flanagan; and

(ii) if to the Warrantholders, to their respective addresses as set forth on Exhibit A attached hereto, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (facsimile 212-728-9592), Attention: Jeffrey Hochman.

7.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Principal Warrantholders or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Warrantholder. With the consent of the Company which will not be unreasonably withheld, any Warrantholder may assign any or all of its rights under this Agreement to any Person to whom such Warrantholder assigns or transfers any Securities, provided, that a Warrantholder may assign any or all rights under this Agreement to an Affiliate of such Warrantholder without the consent of the Company, provided, further that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the Warrantholders.

7.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 5.7.

7.8 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

7.9 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

7.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

7.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Warrantholder exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Warrantholder may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Warrantholders and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.15 Independent Nature of Warrantholders’ Obligations and Rights. The obligations of each Warrantholder under any Transaction Document are several and not joint with the obligations of any other Warrantholder, and no Warrantholder shall be responsible in any way for the performance or non-performance of the obligations of any other Warrantholder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Warrantholder pursuant hereof or thereto, shall be deemed to constitute the Warrantholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Warrantholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Warrantholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Warrantholder to be joined as an additional party in any proceeding for such purpose. Each Warrantholder has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Warrantholders with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Warrantholders.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HANSEN MEDICAL, INC.

By:	/s/ Christopher P. Lowe
Name:	Christopher P. Lowe
Title:	Interim Chief Financial Officer

[Exchange Agreement Signature Page]

SCHULER FAMILY FOUNDATION

By:	/s/ Jack Schuler
Name:	Jack Schuler
Title:	Trustee

[Exchange Agreement Signature Page]

TINO HANS SCHULER TRUST

By:	/s/ H. George Schuler
Name:	H. George Schuler
Title:	Trustee

[Exchange Agreement Signature Page]

TANYA EVE SCHULER TRUST

By:	/s/ H. George Schuler
Name:	H. George Schuler
Title:	Trustee

[Exchange Agreement Signature Page]

THERESE HEIDI SCHULER TRUST

By:	/s/ H. George Schuler
Name:	H. George Schuler
Title:	Trustee

[Exchange Agreement Signature Page]

ORACLE PARTNERS, LP

By:	/s/ Larry N. Feinberg
Name:	Larry N. Feinberg
Title:	Managing Member of General Partner

[Exchange Agreement Signature Page]

ORACLE TEN FUND MASTER, LP

By:	/s/ Larry N. Feinberg
Name:	Larry N. Feinberg
Title:	Managing Member of General Partner

[Exchange Agreement Signature Page]

ORACLE INSTITUTIONAL PARTNERS, LP

By:	/s/ Larry N. Feinberg
Name:	Larry N. Feinberg
Title:	Managing Member of General Partner

[Exchange Agreement Signature Page]

FEINBERG FAMILY TRUST

By:	/s/ Adam Usdan
Name:	Adam Usdan
Title:	Trustee

[Exchange Agreement Signature Page]

/s/ Michael Gordan
Name: Michael Gordon

[Exchange Agreement Signature Page]

/s/ Vaughn Bryson
Name: Vaughn Bryson

[Exchange Agreement Signature Page]

/s/ Garo Armen
Name: Garo Armen

[Exchange Agreement Signature Page]

WILLIAM R. ROHN AND MARY JANE ROHN FAMILY TRUST DATED AUGUST 12, 1999

By:	/s/ William Rohn
Name:	William Rohn
Title:	Trustee

[Exchange Agreement Signature Page]

/s/ Marjorie L. Bowen
Name: Marjorie L. Bowen

[Exchange Agreement Signature Page]

/s/ Stephen L. Newman, M.D.
Name: Stephen L. Newman, M.D.

[Exchange Agreement Signature Page]

HYKES FAMILY 2013 IRREVOCABLE TRUST

By:	/s/ Anthony Botticella
Name:	Anthony Botticella
Title:	EVP, Managing Director of Trust,
Cornerstone Private Asset Trust Company

[Exchange Agreement Signature Page]

/s/ Nadim Yared
Name: Nadim Yared

[Exchange Agreement Signature Page]

CATHERINE H. KENNEDY REVOCABLE TRUST

By:	/s/ Catherine Kennedy
Name:	Catherine Kennedy
Title:	Trustee

[Exchange Agreement Signature Page]

CHRISTINE K. BROWNER REVOCABLE TRUST

By:	/s/ Christine K. Browner
Name:	Christine K. Browner
Title:	Trustee

[Exchange Agreement Signature Page]

LAWRENCE T. KENNEDY, JR. REVOCABLE TRUST

By:	/s/ Lawrence T. Kennedy, Jr.
Name:	Lawrence T. Kennedy, Jr.
Title:	Trustee

[Exchange Agreement Signature Page]

CENTRAL PARK ASSOCIATES, LLC

By:	/s/ Lawrence T. Kennedy, Jr.
Name:	Lawrence T. Kennedy, Jr.
Title:	Managing Member

[Exchange Agreement Signature Page]

MARTHA K. LORD REVOCABLE TRUST

By:	/s/ Martha K. Lord
Name:	Martha K. Lord
Title:	Trustee

[Exchange Agreement Signature Page]

PETER M. KENNEDY REVOCABLE TRUST

By:	/s/ Peter M. Kennedy
Name:	Peter M. Kennedy
Title:	Trustee

[Exchange Agreement Signature Page]

WW ASSOCIATES, LP

By:	/s/ Lawrence T. Kennedy, Jr.
Name:	Lawrence T. Kennedy, Jr.
Title:	Assistant Treasurer

[Exchange Agreement Signature Page]

EXHIBIT A

SCHEDULE OF WARRANTHOLDERS

EXHIBIT B

AMENDED AND RESTATED IRA

EXHIBIT C

FORM OF SERIES B/C EXCHANGE WARRANT

EXHIBIT D

FORM OF SERIES D WARRANT